UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2009 (December 11, 2009)

ACCURAY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33301	20-8370041
(Commission File Number)	(IRS Employer Identification No.)

1310 Chesapeake Terrace
Sunnyvale, California 94089

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 716-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 11, 2009, Accuray Incorporated (the “Company”) entered into a General Release and Separation Agreement with Wade Hampton, its former Senior Vice President, Worldwide Sales of the Company, in connection with Mr. Hampton’s resignation as of October 15, 2009 (the “Hampton Separation Agreement”).  The Hampton Separation Agreement provides that Mr. Hampton will receive severance benefits in accordance with the terms of his employment agreement with the Company, a copy of which is on file with the Commission, in consideration for a general release of claims against the Company.  Pursuant to the Hampton Separation Agreement, the Company agreed to pay Mr. Hampton a severance payment in the amount of $319,694.94, which amount is equal to the sum of: (a) 6 months of his annual base salary, or $138,000.00, (b) 100% of his target annual bonus for fiscal year 2010, which target annual bonus was 83% of Mr. Hampton’s annual base salary for fiscal year 2010, prorated by the number of days elapsed in the current fiscal year, or $67,154.94, and (c) 50% of his target annual bonus for fiscal year 2010, or $114,540.00.  In addition, the Company agreed to pay for COBRA continuation coverage for Mr. Hampton and his eligible dependents for the period commencing on the date on which Mr. Hampton’s Company sponsored healthcare coverage would otherwise terminate (absent COBRA) and ending on the earlier to occur of the 6 month anniversary of such date or the expiration of the period during which Mr. Hampton would be entitled to continuation coverage under COBRA.

The Company will file the Hampton Separation Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended December 31, 2009.  The foregoing descriptions are summaries and are therefore qualified in their entirety by reference to the complete text of the Hampton Separation Agreement when filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURAY INCORPORATED

Dated: December 15, 2009	By:	/s/ Darren J. Milliken
Darren J. Milliken
Senior Vice President, General Counsel & Corporate Secretary